EXHIBIT 99.2

Discussion and Reconciliation of Non-GAAP Measures
Supplemental Operational Measures
We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.
Supplemental Operational Measure
	Three Months Ended
	December 31, 2018				December 31, 2017
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,859	$-	$(11,959)	$1,900	$14,282	$-	$(12,303)	$1,979
Strategic services	-	3,142	-	3,142	-	3,070	-	3,070
Legacy voice and data services	-	2,521	-	2,521	-	3,251	-	3,251
Other services and equipment	-	1,064	-	1,064	-	1,061	-	1,061
Wireless equipment	4,910	-	(4,130)	780	4,886	-	(4,322)	564
Total Operating Revenues	18,769	6,727	(16,089)	9,407	19,168	7,382	(16,625)	9,925
Operations and support	11,246	4,161	(9,496)	5,911	12,866	4,586	(11,103)	6,349
EBITDA	7,523	2,566	(6,593)	3,496	6,302	2,796	(5,522)	3,576
Depreciation and amortization	2,068	1,207	(1,768)	1,507	2,027	1,206	(1,741)	1,492
Total Operating Expenses	13,314	5,368	(11,264)	7,418	14,893	5,792	(12,844)	7,841
Operating Income	5,455	1,359	(4,825)	1,989	4,275	1,590	(3,781)	2,084
Equity in net Income of Affiliates	-	-	-	-	-	(2)	1	(1)
Contribution	$5,455	$1,359	$(4,825)	$1,989	$4,275	$1,588	$(3,780)	$2,083
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Year Ended
	December 31, 2018				December 31, 2017
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$54,933	$-	$(47,536)	$7,397	$57,696	$-	$(49,687)	$8,009
Strategic services	-	12,310	-	12,310	-	11,950	-	11,950
Legacy voice and data services	-	10,697	-	10,697	-	13,565	-	13,565
Other services and equipment	-	3,820	-	3,820	-	3,778	-	3,778
Wireless equipment	16,411	-	(13,879)	2,532	13,394	-	(11,842)	1,552
Total Operating Revenues	71,344	26,827	(61,415)	36,756	71,090	29,293	(61,529)	38,854

Operating Expenses
Operations and support	41,266	16,245	(34,792)	22,719	42,871	18,492	(36,867)	24,496
EBITDA	30,078	10,582	(26,623)	14,037	28,219	10,801	(24,662)	14,358
Depreciation and amortization	8,355	4,754	(7,158)	5,951	8,015	4,789	(6,903)	5,901
Total Operating Expenses	49,621	20,999	(41,950)	28,670	50,886	23,281	(43,770)	30,397
Operating Income	21,723	5,828	(19,465)	8,086	20,204	6,012	(17,759)	8,457
Equity in net Income of Affiliates	(1)	(1)	1	(1)	-	(2)	1	(1)
Contribution	$21,722	$5,827	$(19,464)	$8,085	$20,204	$6,010	$(17,758)	$8,456
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.